EXHIBIT 99.2

PricewaterhouseCoopers to Assist Sunway in Sarbanes-Oxley Compliance Efforts

Monday November 17, 12:44 pm ET

DAQING, China, Nov. 17 /PRNewswire-FirstCall/ -- Sunway Global Inc. (OTC Bulletin Board: SUWG - News; "Sunway" or "the Company"), a leading provider of hospital logistic automation in China, announced today that it has appointed PricewaterhouseCoopers ("PwC") to assist the Company with its compliance with Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX").

Under the agreement, PwC will provide internal controls consulting services to Sunway, such as assisting Sunway in the documentation of its internal controls over financial reporting and disclosure and providing recommendations for improvement, as appropriate and agreed-upon with Sunway. PwC will also provide regular updates to Sunway's management and the Company's Board of Directors during the period of the engagement.

"We look forward to working with PwC in our efforts to reach compliance with SOX," stated Sam Sheng, Chief Financial Officer of Sunway. "Our management team is committed to improving our disclosure controls and practices and providing our shareholders with higher quality financial reporting. Improved internal controls should also enable our company to continue to strengthen its operations and business practices."

ABOUT SUNWAY GLOBAL INC.

Sunway Global Inc. (OTCBB:SUWG - News), through its wholly owned subsidiaries, is a leading provider of hospital logistic automation in China. Leveraging on its proprietary technologies, Sunway is engaged primarily in the design, manufacture, sale and maintenance services of two product lines: hospital Pneumatic Tube Systems ("PTS") and Sunway Automatic Dispensing and Packaging systems ("SADP"). It maintains the largest market share in these two segments in China and has an installed base of approximately 200 hospitals in 23 provinces. Sunway has a seasoned management team with a strong focus on standards and technologies. Currently, Sunway has 13 issued patents covering automation and control. Founded in 1971, Sunway is headquartered in Daqing with approximately 200 employees.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This presentation may contain forward-looking information about Sunway Global Inc. and its wholly owned subsidiaries which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Sunway's future performance, operations and products. This and other "Risk Factors" are contained in Sunway's public filings with the SEC.